SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Third Quarter 2007 Earnings

November 8, 2007, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended September 30, 2007. Total revenue for the three months ended September 30, 2007 (“2007 Quarter”) increased 9.0% to $38,014,000 compared to $34,860,000 for the three months ended September 30, 2006 (“2006 Quarter”). Operating income, which is net income available to common stockholders before minority interests and preferred stock dividends, increased 15.8% to $11,956,000 for the 2007 Quarter compared to $10,328,000 for the 2006 Quarter. Net income available to common stockholders was $7,624,000 or $0.43 per diluted share for the 2007 Quarter, a per share increase of 16.2% compared to net income available to common stockholders of $6,321,000 or $0.37 per diluted share for the 2006 Quarter. The operating income increase for the 2007 Quarter was produced by (1) rental rate growth at several core properties and expansions of two shopping centers, (2) Lansdowne Town Center, the 188,000 square foot shopping center development near Leesburg, Virginia, which commenced operations during the fourth quarter 2006, and (3) to a lesser extent operating income contributed by the Broadlands III development property.

Same property revenue for the total portfolio increased 2.9% for the 2007 Quarter compared to the 2006 Quarter and same property operating income increased 1.6%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Same property operating income in the shopping center portfolio increased 1.8% for the 2007 Quarter compared to the 2006 Quarter. Same property operating income in the office portfolio grew 0.9% for the 2007 Quarter. Rental rate growth at several core properties and expansions of two shopping centers produced the significant portion of increased property operating income for the 2007 Quarter.

For the nine months ended September 30, 2007 (“2007 Period”), total revenue increased 9.5% to $111,775,000 compared to $102,075,000 for the nine months ended September 30, 2006 (“2006 Period”) and operating income before minority interests and preferred stock dividends increased 15.5% to $34,042,000 compared to $29,485,000 for the 2006 Period. Net income available to common stockholders was $21,424,000 or $1.21 per diluted share for the 2007 Period, a per share increase of 16.3% compared to $17,825,000 or $1.04 per diluted share for the 2006 Period. Overall same property revenue for the total portfolio increased 4.4% for the 2007

www.SaulCenters.com

Period compared to the 2006 Period and same property operating income increased 3.0%. Shopping center same property operating income increased 2.9% due to rental rate growth at several core shopping centers and expansions of two shopping centers for the 2007 Period. Office same property operating income increased 3.6% due to rental rate growth at two properties for the 2007 Period.

As of September 30, 2007, 95.4% of the operating portfolio was leased, compared to 97.0% a year earlier. On a same property basis, 95.5% of the portfolio was leased, compared to the prior year’s level of 97.0%. The majority of the 2007 leasing percentage decrease resulted from the departure of a 32,000 square foot local grocery anchor at Belvedere shopping center and reduced occupancy at Smallwood shopping center, where the Company is preparing to redevelop the center’s façade and common areas.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 11.4% to $16,481,000 in the 2007 Quarter compared to $14,791,000 for the 2006 Quarter. On a diluted per share basis, FFO available to common shareholders increased 9.2% to $0.71 per share for the 2007 Quarter compared to $0.65 per share for the 2006 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. FFO increased in the 2007 Quarter due to increased operating income from (1) the Lansdowne Town Center development, (2) rental rate growth at several core properties and expansions of two shopping centers, and (3) to a lesser extent operating income from acquisition and other development properties. FFO available to common shareholders for the 2007 Period increased 11.2% to $47,518,000 from $42,724,000 during the 2006 Period. FFO available to common shareholders increased 7.9% to $2.05 per diluted share for the 2007 Period compared to $1.90 per diluted share for the 2006 Period.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 48 community and neighborhood shopping center and office properties totaling approximately 8.0 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Real estate investments
Land	$166,336	$154,047
Buildings and equipment	669,415	631,797
Construction in progress	45,895	56,017

	881,646	841,861
Accumulated depreciation	(229,055)	(214,210)

	652,591	627,651
Cash and cash equivalents	7,043	8,061
Accounts receivable and accrued income, net	32,952	33,248
Deferred leasing costs, net	16,783	18,137
Prepaid expenses, net	4,146	2,507
Deferred debt costs, net	5,186	5,328
Other assets	6,322	5,605

Total assets	$725,023	$700,537

Liabilities
Mortgage notes payable	$528,604	$487,443
Revolving credit facility	—	35,000
Dividends and distributions payable	12,876	11,558
Accounts payable, accrued expenses and other liabilities	15,109	16,409
Deferred income	14,813	12,251

Total liabilities	571,402	562,661

Minority interests	5,091	5,785

Stockholders’ equity
Preferred stock	100,000	100,000
Common stock	177	173
Additional paid-in capital	160,305	141,554
Accumulated deficit	(111,952)	(109,636)

Total stockholders’ equity	148,530	132,091

Total liabilities and stockholders’ equity	$725,023	$700,537

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue
Base rent	$30,064	$27,736	$88,616	$81,826
Expense recoveries	6,638	5,802	19,518	16,722
Percentage rent	249	326	763	924
Other	1,063	996	2,878	2,603

Total revenue	38,014	34,860	111,775	102,075

Operating expenses
Property operating expenses	4,777	4,264	13,925	12,195
Provision for credit losses	65	115	280	302
Real estate taxes	3,558	3,129	10,622	9,175
Interest expense and amortization of deferred debt	8,497	8,145	25,116	24,236
Depreciation and amortization of deferred leasing costs	6,525	6,463	19,476	19,239
General and administrative	2,636	2,416	8,314	7,443

Total operating expenses	26,058	24,532	77,733	72,590

Operating income	11,956	10,328	34,042	29,485
Minority interests	(2,332)	(2,007)	(6,618)	(5,660)

Net income	9,624	8,321	27,424	23,825
Preferred dividends	(2,000)	(2,000)	(6,000)	(6,000)

Net income available to common stockholders	$7,624	$6,321	$21,424	$17,825

Per share net income available to common stockholders:
Diluted	$0.43	$0.37	$1.21	$1.04

Weighted average common stock:
Common stock	17,674	17,118	17,540	17,008
Effect of dilutive options	157	148	179	144

Diluted weighted average common stock	17,831	17,266	17,719	17,152

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Reconciliation of net income to funds from operations (FFO): (1)
Net Income	$9,624	$8,321	$27,424	$23,825
Add: Real property depreciation & amortization	6,525	6,463	19,476	19,239
Add: Minority interests	2,332	2,007	6,618	5,660

FFO	18,481	16,791	53,518	48,724
Less: Preferred dividends	(2,000)	(2,000)	(6,000)	(6,000)

FFO available to common shareholders	$16,481	$14,791	$47,518	$42,724

Weighted average shares:
Diluted weighted average common stock	17,831	17,266	17,719	17,152
Convertible limited partnership units	5,416	5,416	5,416	5,387

Diluted & converted weighted average shares	23,247	22,682	23,135	22,539

Per share amounts:
FFO available to common shareholders (diluted)	$0.71	$0.65	$2.05	$1.90

Reconciliation of net income to same property operating income:
Net income	$9,624	$8,321	$27,424	$23,825
Add: Interest expense and amortization of deferred debt	8,497	8,145	25,116	24,236
Add: Depreciation and amortization of deferred leasing costs	6,525	6,463	19,476	19,239
Add: General and administrative	2,636	2,416	8,314	7,443
Less: Interest income	(115)	(54)	(353)	(220)
Add: Minority interests	2,332	2,007	6,618	5,660

Property operating income	29,499	27,298	86,595	80,183
Less: Acquisitions & developments	(1,809)	(35)	(5,179)	(1,170)

Total same property operating income	$27,690	$27,263	$81,416	$79,013

Total shopping centers	$20,693	$20,330	$60,532	$58,847
Total office properties	6,997	6,933	20,884	20,166

Total same property operating income	$27,690	$27,263	$81,416	$79,013

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as a indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.